Exhibit 21.1
                                  Subsidiaries

ProCath Corporation d/b/a EP MedSystems
575 Route 73 North
Building D
West Berlin, New Jersey, 08091
State of Incorporation:    New Jersey
Business Name:             ProCath Corporation

EP MedSystems UK Ltd.
575 Route 73 North Building D
West Berlin, New Jersey 08091
State of Incorporation:    New Jersey
Business Name:             EP MedSystems, Europe Ltd.

EP MedSystems France S.A.R.L.
1140 Rue Ampere
Pole d'Activities Aix Les Milles
Aix en Provence Cedex 3, 13795 France